Exhibit 4.4

DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following is a summary of the material terms of the securities of The Parking REIT, Inc., a Maryland corporation (the “Company”), registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of December 31, 2019, and provisions of the Company’s charter and bylaws. The summary is subject to and qualified in its entirely by reference to the charter and bylaws, each of which is filed as an exhibit to the Annual Report on Form 10-K. The following also summarizes certain provisions of the Maryland General Corporation Law (the “MGCL”) and is subject to and qualified in its entirely by reference to the MGCL.
Shares Authorized
Under the Company’s charter, the Company has authority to issue a total of 100,000,000 shares of capital stock. Of the total number of shares of capital stock authorized, (i) 98,999,000 shares are classified as common stock, par value $0.0001 per share (the “Common Stock”), (ii) 1,000,000 shares are classified as preferred stock, par value $0.0001 per share (the “Preferred Stock”), of which 97,000 shares are classified and designated as the Company’s Series 1 Convertible Redeemable Preferred Stock (“Series 1 Preferred Stock”), and 50,000 shares are classified and designated as the Company’s Series A Convertible Redeemable Preferred Stock (“Series A Preferred Stock”), and (iii) 1,000 shares are classified as convertible stock, par value $0.0001 per share. The Board of Directors of the Company (the “Board”), with the approval of a majority of the entire Board and without any action by the Company’s stockholders, may amend the Company’s charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of any class or series that the Company has authority to issue.
Common Stock
Subject to the preferential rights of any other class or series of shares of stock (including the Series A Preferred Stock and the Series 1 Preferred Stock) and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of shares of our Common Stock are entitled to receive dividends and other distributions on such shares out of assets legally available therefor if, as and when authorized by our board of directors and declared by us, and the holders of shares of our Common Stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and other liabilities.
Subject to the provisions of our charter regarding the restrictions on ownership and transfer of shares of our stock and except as may otherwise be specified in the terms of any class or series of shares of our stock, each outstanding share of our Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of stock, the holders of such shares of our Common Stock will possess the exclusive voting power.   Pursuant to our bylaws, the affirmative vote of the holders of a majority of the shares of our common stock entitled to vote who are present in person or by proxy at a meeting is required to elect a director.  There is no cumulative voting in the election of our directors, which means that the holders of a majority of the outstanding shares of our stock entitled to vote in the election of directors can elect all of the directors then standing for election, and the holders of the remaining shares of such stock will not be able to elect any directors.
Holders of shares of our Common Stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any securities of our company and generally have no appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of shares of stock, holders of shares of our Common Stock will have equal dividend, liquidation and other rights.
Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with or into or convert into another entity, sell all or substantially all of its assets outside the ordinary course of its business or engage in a statutory share exchange unless advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. Our charter provides that these matters  may be approved by a majority of all of the votes entitled to be cast on the matter. Because our operating assets may be held by our subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.
 In order to ensure that we remain qualified as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, among other purposes, Article VI of the charter provides that unless an exemption is granted prospectively or retroactively by our board of directors, no person (as defined to include entities) may own more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of our outstanding shares of Common Stock or more than 9.8% in value of the aggregate of our outstanding shares of capital stock.  As described below under the heading “Restriction on Ownership of Shares of Capital Stock,” our Common Stock is subject to all of the other restrictions on ownership and transfer contained in Article VI of the charter. Preferred Stock

General
The Company’s charter authorizes the Board, without stockholder approval, to classify and reclassify any unissued shares of Common Stock and Preferred Stock into other classes or series of stock. Prior to issuance of shares of each class or series, the Board is required by the MGCL and by the Company’s charter to set, subject to the restrictions on ownership and transfer of shares of stock and the terms of any class or series of stock outstanding at such time, the terms, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption for each class or series.

Series A Preferred Stock

On October 27, 2016, the Company filed Articles Supplementary with the State Department of Assessments and Taxation of Maryland (the “SDAT”) classifying and designating 50,000 shares of Preferred Stock as shares of Series A Preferred Stock.  The Series A Preferred Stock ranks senior to the Common Stock and pari passu with the Series 1 Preferred Stock with respect to the payment of dividends and rights upon liquidation, dissolution or winding up. In addition, in certain circumstances, the shares of Series A Preferred Stock are redeemable by the Company and convertible, at the option of the holder, into shares of Common Stock.  Holders of the Series A Preferred Stock do not have any voting rights.
Ranking.  The Series A Preferred Stock ranks senior to our common stock with respect to the payment of dividends and rights upon liquidation, dissolution or winding up. Our board of directors has the authority to issue additional classes or series of preferred stock that could be junior, pari passu, or senior in priority to the Series A Preferred Stock.
Stated Value.  Each Series A Preferred Stock has an initial "Stated Value" of $1,000, subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting the Series A Preferred Stock, as set forth in the Articles Supplementary.
Listing Event:  Under the Articles Supplementary, a "Listing Event," with respect to our common stock, means either: (i) the listing of our common stock on a national securities exchange or (ii) a merger, sale of all or substantially all of our assets or another transaction, in each case, approved by our board of directors in which our common stockholders will receive common stock that is listed on a national securities exchange, or options or warrants to acquire common stock that is listed on a national securities exchange, in exchange for their existing shares of Company common stock, options and warrants, as applicable.
Dividends.  Subject to the rights of holders of any class or series of Senior Stock (as defined in the Articles Supplementary), holders of the Series A Preferred Stock are entitled to receive, when and as authorized by our board of directors and declared by us out of legally available funds, cumulative, cash dividends on each share at an annual rate of 7.50% of the Stated Value until the occurrence of a Listing Event, at which time, the annual dividend rate will be reduced back to 5.75% of the Stated Value.
Conversion. Subject to the Company's redemption rights as described below, each share of Series A Preferred Stock will be convertible into shares of our common stock, at the election of the holder thereof by delivery of a written notice (each a "Conversion Notice") to the Company containing the information required by the Articles Supplementary, beginning upon the earlier of (i) 90 days after the occurrence of a Listing Event or (ii) the second anniversary of the final closing of the Offering (whether or not a Listing Event has occurred). Subject to the Company's redemption rights as described below, the conversion of the Series A Preferred Stock subject to a Conversion Notice into shares of the common stock will occur at the end of the 20th trading day after the Company's receipt of such Conversion Notice (the "Conversion Date").  Each Series A Preferred Stock will convert into a number of shares of our common stock determined by dividing (i) the sum of (A) 100% of the Stated Value, initially $1,000, plus (B) any accrued but unpaid dividends to, but not including, the date of conversion by (ii) the Conversion Price for each Series A Preferred Stock (the "Conversion Price") determined as follows:

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Provided there has been a Listing Event, the Conversion Price for such Series A Preferred Stock will be equal to the volume weighted average price per share of the common stock of the Company (or its successor) for the 20 trading days prior to the delivery date of the Conversion Notice.

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If a Listing Event has not occurred, the Conversion Price for such Series A Preferred Stock will be equal to 100% of our NAV per share, if then established, and until we establish a NAV per share, the Conversion Price will be equal to $25.00, or the initial offering price per share of our common stock in our initial public offering.

Notwithstanding the foregoing, upon a holder providing a Conversion Notice, the Company will have the right (but not the obligation) to redeem any or all of the Series A Preferred Stock subject to such Conversion Notice at a redemption price, payable in cash, equal to 100% of the Stated Value of the Series A Preferred Stock, plus any accrued but unpaid dividends thereon to, but not including, the redemption date.
Optional Redemption by the Company.  At any time, from time to time, after the 20th trading day after the date of a Listing Event, the Company (or its successor) will have the right (but not the obligation) to redeem, in whole or in part, the Series A Preferred Stock at the redemption price equal to 100% of the Stated Value, initially $1,000 per share, plus any accrued but unpaid dividends if any, to and including the date fixed for redemption. In case of any redemption of less than all of the Series A Preferred Stock by the Company, the Series A Preferred Stock to be redeemed will be selected either pro rata or in such other manner as the board of directors may determine.  If the Company (or its successor) chooses to redeem any Series A Preferred Stocks, the Company (or its successor) has the right, in its sole discretion, to pay the redemption price in cash or in equal value of common stock of the Company (or its successor), based on the volume weighted average price per share of the common stock of the Company (or its successor) for the 20 trading days prior to the redemption, in exchange for the Series A Preferred Stock.
Liquidation Preference.  In the event of any voluntary or involuntary liquidation or winding up of the Company, the holders of Series A Preferred Stock will be entitled to receive, in preference to the holders of shares of common stock of the Company, the amount per share equal to 100% of the Stated Value, initially $1,000.00 per share, plus any accumulated, accrued and unpaid dividends (whether or not declared), if any, to and including the date of payment. A merger, acquisition or sale of all or substantially all of the assets of the Company or statutory share exchange will not be deemed to be a liquidation for purposes of the liquidation preference.  A Listing Event will not be deemed a liquidation for purposes of the liquidation preference.
No Voting Rights.  Holders of the Series A Preferred Stock will not have any voting rights.
Transfer Restriction.  None of the Series A Preferred Stock may be sold or otherwise transferred unless the holder thereof delivers evidence, to the satisfaction of the Company, that such sale or other transfer of the Series A Preferred Stock is made to an accredited investor solely in compliance with all federal and state securities laws.  Any sale or transfer of the Series A Preferred Stock made in violation of any federal or state securities laws shall be void ab initio.  In addition, in order to ensure that we remain qualified as a REIT for U.S. federal income tax purposes, among other purposes, Article VI of the charter provides that unless an exemption is granted prospectively or retroactively by our board of directors, no person (as defined to include entities) may own more than 9.8% in value of the aggregate of our outstanding shares of capital stock or more than 9.8%, in value or in number of shares, whichever is more restrictive, of the aggregate of our outstanding shares of common stock.  As described below under the heading “Restriction on Ownership of Shares of Capital Stock,” the Series A Preferred Stock is subject to all of the other restrictions on ownership and transfer contained in Article VI of the charter. These provisions may restrict the ability of a holder of Series A Preferred Stock to convert such stock into our common stock.
Series 1 Preferred Stock
On March 28, 2017, the Company filed Articles Supplementary with the SDAT classifying and designating 97,000 shares of Preferred Stock as shares of Series 1 Preferred Stock.  The Series 1 Preferred Stock ranks senior to the Common Stock and pari passu with the Series A Preferred Stock with respect to the payment of dividends and rights upon liquidation, dissolution or winding up. In addition, in certain circumstances, the shares of Series 1 Preferred Stock are redeemable by the Company and convertible, at the option of the holder, into shares of Common Stock.  Holders of the Series 1 Preferred Stock do not have any voting rights.

The Board may issue additional series of Preferred Stock at any time in the future without stockholder approval. However, the issuance of Preferred Stock must be approved by a majority of the Company’s independent directors not otherwise interested in the transaction, who will have access, at the Company’s expense, to the Company’s legal counsel or to independent legal counsel.
Ranking. The Series 1 Preferred Stock ranks senior to our common stock and pari passu with our Series A Convertible Redeemable Preferred Stock with respect to the payment of dividends and rights upon liquidation, dissolution or winding up. Our board of directors has the authority to issue additional classes or series of preferred stock that could be junior, pari passu, or senior in priority to the Series 1 Convertible Redeemable Preferred Stock.
Stated Value. Each Series 1 Preferred Stock has an initial "Stated Value" of $1,000, subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting the Series 1 Preferred Stock, as set forth in the Articles Supplementary.
Listing Event: Under the Articles Supplementary, a "Listing Event," with respect to our common stock, means either: (i) the listing of our common stock on a national securities exchange or (ii) a merger, sale of all or substantially all of our assets or another transaction, in each case, approved by our board of directors in which our common stockholders will receive common stock that is listed on a national securities exchange, or options or warrants to acquire common stock that is listed on a national securities exchange, in exchange for their existing shares of common stock, options and warrants of the Company, as applicable.
Dividends. Subject to the rights of holders of any class or series of Senior Stock (as defined in the Articles Supplementary) holders of the Series 1 Preferred Stock are entitled to receive, when and as authorized by our board of directors and declared by us out of legally available funds, cumulative, cash dividends on each Series 1 Preferred Stock at an annual rate of 7.00% of the Stated Value until the occurrence of a Listing Event, at which time, the annual dividend rate will be reduced back to 5.50% of the Stated Value.
Conversion. Subject to the Company's redemption rights as described below, each share of Series 1 Preferred Stock will be convertible into shares of our common stock, at the election of the holder thereof by written notice to the Company (each, a "Conversion Notice") containing the information required by the Articles Supplementary, at any time.  Each Share will convert into a number of shares of our common stock determined by dividing (i) the sum of (A) 100% of the Stated Value, initially $1,000, plus (B) any accrued but unpaid dividends to, but not including, the date of conversion, by (ii) the conversion price for each share of our common stock (the "Conversion Price") determined as follows:
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Provided there has been a Listing Event, the Conversion Price for such Share will be equal to the volume weighted average price per share of the common stock of the Company (or its successor) for the 20 trading days prior to the delivery date of the Conversion Notice.

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If a Listing Event has not occurred, the Conversion Price for such Share will be equal to 100% of our net asset value per share, or NAV per share, if then established, and until we establish a NAV per share, the Conversion Price will be equal to $25.00, or the initial offering price per share of our common stock in our initial public offering.

Notwithstanding anything in the Articles Supplementary designating the Series 1 Preferred Stock to the contrary and except as otherwise required by law, the persons who are the holders of record of Series 1 Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable on the corresponding dividend payment date notwithstanding the conversion of those Series 1 Preferred Stock after such dividend record date and on or prior to such dividend payment date and, in such case, the full amount of such dividend will be paid on such dividend payment date to the persons who were the holders of record at the close of business on such dividend record date.
Notwithstanding the foregoing, upon a holder providing a Conversion Notice, the Company will have the right (but not the obligation) to redeem, in whole or in part, the Series 1 Preferred Stock subject to such Conversion Notice at a redemption price, payable in cash, equal to 100% of the Stated Value of the Series 1 Preferred Stock, plus any accrued but unpaid dividends thereon to, but not including, the redemption date (the "Redemption Price"):
Optional Redemption by the Company. At any time, from time to time, on and after the 20th trading day after the date of a Listing Event, if any, the Company (or its successor) will have the right (but not the obligation) to redeem, in whole or in part, the Series 1 Preferred Stock at the Redemption Price equal to 100% of the Stated Value, initially $1,000 per share, plus any accrued but unpaid dividends if any, to and including the date fixed for redemption. In case of any redemption of less than all of the Series 1 Preferred Stock by the Company, the Series 1 Preferred Stock to be redeemed will be selected either pro rata or in such other manner as the board of directors may determine.  If the Company (or its successor) chooses to redeem any Series 1 Preferred Stock, the Company (or its successor) has the right, in its sole discretion, to pay the Redemption Price in cash or in equal value of common stock of the Company (or its successor), based on the volume weighted average price per share of the common stock of the Company (or its successor) for the 20 trading days prior to the redemption, in exchange for the Series 1 Preferred Stock.
Liquidation Preference. In the event of any voluntary or involuntary liquidation or winding up of the Company, the holders of Series 1 Preferred Stock will be entitled to receive, in pari passu with the liquidation preferences of the holders of our Series A Convertible Redeemable Preferred Stock and in preference to the holders of shares of our common stock, the amount per share equal to 100% of the Stated Value, initially $1,000.00 per share, plus any accumulated, accrued and unpaid dividends (whether or not declared), if any, to and including the date of payment. In the event of any shortfall, each series of our existing preferred stock shall receive a pro rata portion of its respective liquidation preference. A merger, acquisition or sale of all or substantially all of the assets of the Company or statutory share exchange will not be deemed to be a liquidation for purposes of the liquidation preference.  A Listing Event will not be deemed a liquidation for purposes of the liquidation preference.
No Voting Rights. Holders of the Series 1 Preferred Stock will not have any voting rights.
Transfer Restriction.  None of the Series 1 Preferred Stock may be sold or otherwise transferred unless the holder thereof delivers evidence, to the satisfaction of the Company, that such sale or other transfer of the Series 1 Preferred Stock is made to an accredited investor solely in compliance with all federal and state securities laws. Any sale or transfer of the Series 1 Preferred Stock made in violation of any federal or state securities laws shall be void ab initio.  In addition, in order to ensure that we remain qualified as a REIT for U.S. federal income tax purposes, among other purposes, Article VI of the Charter provides that unless an exemption is granted prospectively or retroactively by our board of directors, no person (as defined to include entities) may own more than 9.8% in value of the aggregate of our outstanding shares of capital stock or more than 9.8%, in value or in number of shares, whichever is more restrictive, of the aggregate of our outstanding shares of common stock. As described below under the heading “Restriction on Ownership of Shares of Capital Stock,” the Series 1 Preferred Stock will also be subject to all of the other restrictions on ownership and transfer contained in Article VI of the charter. These provisions may restrict the ability of a holder of Series 1 Preferred Stock to convert such stock into our common stock.
Convertible Stock
The Company’s authorized capital stock includes 1,000 shares of convertible stock, par value $0.0001 per share. No shares of the Company’s convertible stock were issued or outstanding as of March 30, 2020.  The Company has no present plans to issue any convertible stock, but the Company may do so in the future without stockholder approval.
Meetings, Special Voting Requirements and Access to Records
An annual meeting of the Company’s stockholders will be held each year on a specific date and time set by the Board, which will be at least 30 days after delivery of the Company’s annual report and at a place set by the Board. Special meetings of stockholders may be called only upon the request of a majority of the Company’s directors, a majority of the Company’s independent directors, the chairman of the Board, the Company’s chief executive officer or the Company’s president and must be called by the Company’s secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast at least 10% of the votes entitled to be cast on such matter at the meeting. Upon receipt of a written request of stockholders entitled to cast at least 10% of the votes entitled to be cast, either in person or by mail, stating the purpose of the meeting, the Company will provide all stockholders, within 10 days after receipt of such request, with written notice either in person or by mail, of such meeting and the purpose thereof. The meeting must be held on a date not less than 15 nor more than 60 days after the distribution of such notice, at a time and place specified in the request, or if none is specified, at a time and place convenient to the Company’s stockholders. The presence either in person or by proxy of the Company’s stockholders entitled to cast at least 50% of all the votes entitled to be cast at the meeting on any matter will constitute a quorum at a meeting of stockholders. Generally, the affirmative vote of a majority of all votes cast is necessary to take stockholder action, except that the affirmative vote of a majority of the shares entitled to vote and represented in person or by proxy at a meeting at which a quorum is present, without the concurrence of the Board, is required to elect a director.
Under the MGCL and the Company’s charter, stockholders are generally entitled to vote at a duly called meeting at which a quorum is present, on matters including (i) the election or removal of directors, (ii) amendments to the Company’s charter (except as otherwise provided in the Company’s charter or the MGCL), (iii) the dissolution of the Company, (iv) the Company’s merger, consolidation or conversion, a statutory share exchange or the sale or other disposition of all or substantially all of the Company’s assets and (v) such other matters with respect to which the Board has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the stockholders for approval or ratification.  Except with respect to the election of directors or as otherwise provided in the Company’s charter or bylaws, the vote of stockholders holding a majority of the outstanding shares of Common Stock entitled to vote is required to approve any such action, and no such action can be taken by the Board without such majority vote of the Company’s  common stockholders.  In addition, although the North American Securities Administrators Association’s Statement of Policy Regarding Real Estate Investment Trusts, as revised and adopted on May 7, 2007 (the “NASAA Guidelines”), indicate that stockholders are permitted to amend the Company’s charter or dissolve the Company without the necessity for concurrence by the Board, the Company is required to comply with the MGCL, which provides that any amendment to the Company’s charter or any dissolution of the Company must first be declared advisable by the Board.  Therefore, except with respect to the election or removal of any director, prior to a stockholder vote, the Board must first adopt a resolution that the proposed action is advisable and directing the matter to be submitted to the stockholders. Accordingly, the only proposals to amend the Company’s charter or to dissolve the Company that will be presented to the common stockholders will be those that have been declared advisable by the Board.
Stockholders are not entitled to exercise any of the rights of an objecting stockholder provided for in Title 3, Subtitle 2 of the MGCL unless the Board determines that such rights shall apply with respect to all or any classes or series of shares, to a particular transaction or all transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise such rights. Neither the Company’s directors, nor any of their affiliates may vote any shares of stock owned by any of them or consent on matters submitted to stockholders regarding such directors or any of their affiliates or any transaction between the Company and any of them. In terms of determining the requisite percentage in interest of shares necessary to approve a matter on which the Company’s directors or their respective affiliates may not vote or consent, any shares owned by any of them shall not be included.
Stockholders are entitled to receive a copy of the Company’s stockholder list upon request. The list provided by the Company will include each stockholder’s name, address and telephone number and number of shares of stock owned by each stockholder and will be sent within 10 days of the Company receiving the request. The stockholder list shall be maintained as part of the Company’s books and records and shall be available for inspection by any stockholder or the stockholder’s designated agent at the Company’s corporate offices upon the request of a stockholder. The stockholder list will be updated at least quarterly to reflect changes in the information contained therein. The copy of the stockholder list will be printed in alphabetical order, on white paper, and in a readily readable type size (in no event smaller than ten-point type). A stockholder requesting a list will be required to pay a reasonable charge for expenses incurred in reproducing the list. The purposes for which a stockholder may request a copy of the stockholder list include matters relating to stockholders’ voting rights and the exercise of stockholder rights under federal proxy laws. If the Board neglects or refuses to exhibit, produce or mail a copy of the Company’s stockholder list as requested, the Board shall be liable to any stockholder requesting the stockholder list for the costs, including reasonable attorneys’ fees, incurred by that stockholder for compelling the production of the Company’s stockholder list, and for actual damages suffered by any such stockholder by reason of such refusal or neglect. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the stockholder list is to secure such list or other information for the purpose of selling the stockholder list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a stockholder relative to the Company’s affairs. The Company has the right to request that a requesting stockholder represent to the Company that the list will not be used to pursue commercial interests unrelated to such stockholder’s interest in the Company.

Furthermore, pursuant to the Company’s charter, any stockholder and any designated representative thereof shall be permitted access to  the Company’s corporate records to which such stockholder is entitled under applicable law at all reasonable times, and may inspect and copy any of them for a reasonable charge.
Restriction on Ownership of Shares of Capital Stock
For the Company to maintain its qualification as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), no more than 50% in value of the Company’s outstanding shares may be owned, directly or indirectly through the application of certain attribution rules under the Code, by any five or fewer individuals, as defined in the Code to include specified entities, during the last half of any taxable year other than the Company’s first taxable year. In addition, the Company’s outstanding shares must be owned by 100 or more persons during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year, excluding the Company’s first taxable year for which it elects to be taxed as a REIT. To assist the Company in preserving the Company’s status as a REIT, the Company’s charter contains limitations on the ownership and transfer of the Company’s shares which prohibit: (i) any person or entity from owning or acquiring, directly or indirectly, more than 9.8% in value of the aggregate of the Company’s then outstanding shares of capital stock or more than 9.8% in value or number of shares, whichever is more restrictive, of the aggregate of the Company’s then outstanding shares of Common Stock (collectively, the “9.8% ownership limits”); (ii) any person or entity from owning or acquiring, directly or indirectly, the Company’s shares to the extent such ownership would result in the Company being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year) or otherwise failing to qualify as a REIT; and (iii) any transfer of or other event or transaction with respect to the Company’s shares that would, if effective, result in the beneficial ownership of the Company’s outstanding shares by fewer than 100 persons.
The Company’s charter provides that in the event that a person’s ownership or transfer of shares of the Company’s capital stock would: (i) result in a violation of the 9.8% ownership limits; (ii) result in the Company being “closely held” within the meaning of Section 856(h) of the Code; or (iii) otherwise cause the Company to fail to qualify as a REIT, then that number of shares of that would cause such person to violate the restrictions (rounded up to the nearest share) will be transferred automatically to a charitable trust for the benefit of a charitable beneficiary effective as of the close of business on the business day prior to the date of the purported transfer of such shares. The Company will designate a trustee of the trust that will not be affiliated with the Company or the purported transferee or record holder. The Company will also name a charitable organization as beneficiary of the trust. The trustee will receive all distributions on the shares in the trust and will hold such distributions in trust for the benefit of the charitable beneficiary. The trustee also will have all voting rights with respect to the shares held in the trust and, subject to Maryland law, will have the authority (at the trustee’s sole discretion) (1) to rescind as void any vote cast by the purported transferee prior to the Company’s discovery that the shares have been transferred to the trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary; provided, however, that if the Company has already taken irreversible corporate action then the trustee shall not have the authority to rescind and recast such vote. The purported transferee will acquire no rights in such shares. In addition, the Company’s charter provides that any transfer of the Company’s shares that would result in the Company’s shares being owned by fewer than 100 persons will be null and void and the purported transferee will acquire no rights in such shares.
Shares of stock transferred to the trustee are deemed offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a devise or gift, the Market Price (as such term is defined in the Company’s charter) at the time of such devise or gift and (ii) the Market Price on the date the Company or its designee accepts such offer. The Company has the right to accept such offer until the trustee has sold the shares of stock held in the trust as discussed below.  Upon a sale to the Company, the interest in the charitable beneficiary in the shares sold shall terminate and the charitable trustee shall distribute the net proceeds of the sale to the purported transferee. The Company may reduce the amount so payable to the purported transferee by the amount of any distribution made to the proposed transferee before the Company discovered that the shares had been automatically transferred to the trust and that are then owed by the proposed transferee to the trustee as described above, and the Company may pay the amount of any such reduction to the trustee for distribution to the charitable beneficiary.

Within 20 days of receiving notice from the Company that shares of stock of the Company have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. During this 20-day period, the Company will have the option of repurchasing such shares as discussed above. Upon any such transfer or repurchase, the purported transferee will receive a per share price equal to the lesser of (i) the price paid by the purported transferee for the shares or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (e.g., in the case of a gift, devise or other transaction), the Market Price (as such term is defined in the Company’s charter) of the shares on the day of the event causing the shares to be held in the charitable trust and (ii) the price per share received by the trustee net of any commission and other expenses of sale) from the sale or other disposition of the shares held in the charitable trust. The amount payable to the purported transferee may be reduced by the amount of dividends and other distributions which have been paid to such purported transferee and are owed by such purported transferee to the trustee. The charitable beneficiary will receive any net proceeds in excess of the amount payable to the purported transferee.
Any person who acquires or attempts or intends to acquire the Company’s shares in violation of the foregoing restrictions or who would have owned shares of stock of the Company that were otherwise transferred to the trust is required to give immediate written notice to the Company, or, in the case of a proposed or attempted transaction, give at least 15 days prior written notice, and, in either case provide the Company with such information as the Company may request in order to determine the effect, if any, of the transfer on the Company’s qualification as a REIT.
The foregoing restrictions will continue to apply unless the Board determines it is no longer in the Company’s best interest to attempt to, or to continue to, qualify as a REIT or that compliance with the restrictions is no longer required in order for the Company to qualify as a REIT.
The Board, in its sole discretion, may exempt a person (prospectively or retroactively) from the 9.8% ownership limits. However, the Board may not exempt any person whose ownership of the Company’s outstanding stock would result in the Company being “closely held” within the meaning of Section 856(h) of the Code or otherwise would result in the Company’s failure to maintain its qualification as a REIT. Any violation or attempted violation of any such representations or undertakings will result in such stockholder’s shares of stock being automatically transferred to a charitable trust. As a condition of granting the waiver or establishing the excepted holder limit, the Board may require an opinion of counsel or a ruling from the Internal Revenue Services, in either case in form and substance satisfactory to the Board, in its sole discretion, in order to determine or ensure the Company’s status as a REIT and such representations and undertakings from the person requesting the exception as the Board may require in its sole discretion to make the determinations above.
Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the Company’s outstanding stock is required, within 30 days after the end of each taxable year, to give the Company written notice stating his, her or its name and address, the number of shares of each class and series of stock which he, she or it beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide the Company with such additional information as the Company may request in order to determine the effect, if any, of his, her or its beneficial ownership on the Company’s qualification as a REIT and to ensure compliance with the ownership limits discussed above. In addition, each stockholder shall upon demand be required to provide the Company with such information as the Company may request in order to determine the Company’s qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
Business Combinations
Under the MGCL, business combinations between a Maryland corporation and an interested stockholder or the interested stockholder’s affiliate are prohibited for five years after the most recent date on which the stockholder becomes an interested stockholder. For this purpose, the term “business combinations” includes mergers, consolidations, share exchanges or, in circumstances specified in the MGCL, certain asset transfers and certain issuances or reclassifications of equity securities. An “interested stockholder” is defined for this purpose as: (i) any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or (ii) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation. A person is not an interested stockholder under the MGCL if the board of directors approved in advance the transaction by which the person otherwise would become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.
After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares of stock held by the interested stockholder or its affiliate with whom the business combination is to be effected, or held by an affiliate or associate of the interested stockholder.
These super majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares of common stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares of common stock.
None of these provisions of the MGCL will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the business combination statute, the Board has by resolution exempted any business combination involving the Company and any person. Consequently, the five-year prohibition and the super majority vote requirements will not apply to business combinations between the Company and any person. As a result, any person may be able to enter into business combinations with the Company that may not be in the best interest of the Company stockholders, without compliance with the super majority vote requirements and other provisions of the statute.  However, the Board may, by resolution, opt in to the business combination statute in the future.
Control Share Acquisitions
The MGCL provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with regard to those shares except to the extent approved by the affirmative vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter. Shares of common stock owned by the acquirer, by officers or by employees who are directors of the corporation are not entitled to vote on the matter. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or with respect to which the acquirer has the right to vote or to exercise or direct the exercise of voting power, other than solely by virtue of a revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting powers:
•	one-tenth or more but less than one-third;
•	one-third or more but less than a majority; or
•	a majority or more of all voting power.
Control shares do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Except as otherwise specified in the statute, a “control share acquisition” means the acquisition of issued and outstanding control shares.
A person who has made or proposes to make a control share acquisition may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares of stock. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved for the control shares at the meeting or if the acquiring person does not deliver an “acquiring person statement” for the control shares as required by the statute, the corporation may redeem any or all of the control shares for their fair value, except for control shares for which voting rights have previously been approved.  The right of the corporation to redeem control shares is subject to certain conditions and limitations.  Fair value is determined for this purpose without regard to the absence of voting rights for the control shares, and is to be determined as of the date of the last control share acquisition or, if a meeting of stockholders is held at which the voting rights for control shares are considered and not approved as of the date of such meeting.
If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares of stock as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.
The control share acquisition statute does not apply (i) to shares of stock acquired in a merger or consolidation or on a share exchange if the corporation is a party to the transaction or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation. As permitted by the MGCL, the Company has provided in its bylaws that the control share provisions of the MGCL will not apply to any acquisition by any person of shares of the Company’s stock, but the Board retains the discretion to amend the bylaws to opt into these provisions in the future.
Advance Notice of Director Nominations and New Business
The Company’s bylaws provide that with respect to an annual meeting of the stockholders, nomination of individuals for election to the Board and the proposal of business to be considered by the stockholders may be made only (i) pursuant to the Company’s notice of the meeting, (ii) by or at the direction of the Board or (iii) by any stockholder of the Company who is a stockholder of record at the time of giving the notice required by the Company’s bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures of the Company’s bylaws.
With respect to special meetings of stockholders, only the business specified in the Company’s notice of the meeting may be brought before the meeting. Nominations of individuals for election to the Board at a special meeting at which directors are to be elected may be made only (i) by or at the direction of the Board or (ii) provided that the special meeting has been called in accordance with the Company’s bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record at the time of giving the notice required by the Company’s bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of the Company’s bylaws.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL (“Subtitle 8”) permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in its charter or bylaws, to any or all of five provisions:
•	a classified board of directors;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of the directors;
•	a requirement that vacancies on the board of directors be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and
•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.
The Company has opted into the Subtitle 8 provision providing that vacancies on the Board may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in the Company’s charter and the Company’s bylaws unrelated to Subtitle 8, the Company vests in the Board the exclusive power to fix the number of directors provided that the number is not fewer than three nor more than 15. The Company has not elected to be subject to the other provisions of Subtitle 8, but the Board may cause the Company to do so at any time in the future without stockholder approval.
Tender Offers
The Company’s charter provides that any tender offer made by a person, including, without limitation any “mini-tender” offer, must comply with most of the provisions of Regulation 14D of the Exchange Act and provide the Company notice of such tender offer at least 10 business days before initiating the tender offer.
If any person initiates a tender offer without complying with the charter provisions, no stockholder may transfer the Company’s shares to such person as part of the tender offer unless the stockholder shall have first offered such shares to the Company for purchase at the tender offer price. The non-complying offeror shall also be responsible for all of the Company’s expenses in connection with that person’s noncompliance or the enforcement of these restrictions.
Restrictions on Roll-Up Transactions
The Company’s charter requires that in connection with any proposed transaction considered a “roll-up transaction” involving the Company and the issuance of securities of a roll-up entity that would be created or would survive after the successful completion of the roll-up transaction, an appraisal of all the Company’s assets must be obtained from a competent independent appraiser. The Company’s assets must be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the assets as of the date immediately prior to the announcement of the proposed roll-up transaction.
A “roll-up transaction” is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of the Company and the issuance of securities of a roll-up entity to the holders of the Common Stock. This term does not include:
•	a transaction involving the Company’s securities that have been listed on a national securities exchange for at least 12 months; or
•
a transaction involving the Company’s conversion into a corporate, trust or association form if, as a consequence of the transaction, there will be no significant adverse change in any of the following: the Company’s common stockholder voting rights; the term of the Company’s existence; or the Company’s investment objectives.

In connection with a proposed roll-up transaction, the person sponsoring the roll-up transaction must offer to the Company’s stockholders who vote “no” on the proposal a choice of:
•	accepting the securities of the roll-up entity offered in the proposed roll-up transaction; or
•	one of the following:
o	remaining as stockholders and preserving their interests on the same terms and conditions as existed previously; or
o	receiving cash in an amount equal to the stockholders’ pro rata share of the appraised value of the Company’s net assets.
The Company’s is prohibited from participating in any proposed roll-up transaction:
•	that would result in the Company’s stockholders having voting rights in a roll-up entity that are less than those provided in the Company’s charter;
•
that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the roll-up entity, except to the minimum extent necessary to preserve the tax status of the roll-up entity, or which would limit the ability of an investor to exercise voting rights of its securities of the roll-up entity on the basis of the number of shares held by that investor;

•	in which investors’ right to access of records of the roll-up entity will be less than those described above under “—Meetings, Special Voting Requirements and Access to Records”; or
•	in which any of the costs of the roll-up transaction would be borne by the Company if the roll-up transaction is rejected by the Company’s stockholders.
Transfer Agent
Our transfer agent and registrar is DST Systems, Inc.